UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  August 29, 2016

Anchor Bancorp
(Exact name of registrant as specified in its charter)

Washinton	001-34965	26-3356075
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

601 Woodland Square Loop, SE
Lacey, Washington  98530
(Address of principal executive offices and zip code)

(360) 491-2250
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry Into a Material Definitive Agreement

On August 29, 2016, Anchor Bancorp (the “Company”) and its financial institution subsidiary, Anchor Bank (the “Bank”), entered into an Agreement (the “Agreement”) with Stilwell Activist Fund, L.P., Stilwell Activist Investments, L.P., Stilwell Partners, L.P., each a Delaware limited partnership, Stilwell Value LLC, a Delaware limited liability company, and Joseph Stilwell (collectively, the “Stilwell Group”).  The Agreement provides that the Company and the Bank will expand their Boards of Directors by one seat and appoint Gordon Stephenson as a director of the Company and the Bank.

During the term of the Agreement, which is scheduled to continue until March 1, 2017, and in consideration of Mr. Stephenson's appointment, the Stilwell Group has agreed not to, among other things, acquire any additional shares of the Company, or right to vote or direct the voting of any additional shares; sell or transfer any shares of the Company owned by the Stilwell Group to any person who, after such acquisition, would own more than 5% of the Company’s outstanding common stock; propose or seek to effect a merger or sale of the Company; publically suggest or announce its willingness to engage in the sale of the Company; initiate or encourage another person, who is, or has, contemplated the sale of the Company; solicit proxies in opposition to any recommendations or proposals of the Company’s Board of Directors; establish or join any group for the purpose of voting acquiring, holding or disposing of the Company’s common stock; or initiate, propose, or otherwise solicit the Company’s shareholders for the approval of a shareholder proposal, including the election of a shareholder’s representative on the Company’s Board of Directors; oppose any proposal or director nomination submitted by the Board of Directors to the Company’s shareholders; vote for any nominee to the Company’s Board of Directors other than those nominated or supported by the Board of Directors; initiate litigation against the Company; or advise, assist or finance any person for the purpose of circumventing the terms of the Agreement.  The Stilwell Group  has also agreed not to disparage the Company, the Bank or any of their directors, officers or employees.

Upon the execution of the Agreement, the parties also entered into a Non-Disclosure Agreement, in the form attached to the Agreement, providing that the Stilwell Group will maintain the confidentiality of any non-public information regarding the Company or the Bank in full compliance with federal securities laws.

The foregoing description is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)           On August 29, 2016, the Company expanded its Board of Directors by one member and appointed Mr. Stephenson as a director.  Mr. Stephenson was also appointed to the Strategic Planning Committee of the Board of Directors of the Company.  Mr. Stephenson’s appointment as a director and as a member of the Strategic Planning Committee was pursuant to the terms of the Agreement described in Item 1.01 herein.  There are no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Stephenson had or will have a direct or indirect material interest.

For more information, reference is made to the Company’s press release dated September 1, 2016, a copy of which is attached to this Report as Exhibit 99.1 and is incorporated herein by reference.

Item 5.03                  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

       (a)                On August 29, 2016 the Board of Directors amended Section 2 of Article III of the Company’s Bylaws to increase the size of the Board from seven (7) to eight (8) members. A copy of the Company’s Amended and Restated Bylaws are attached as an exhibit to this report.

Item 9.01                 Financial Statements and Exhibits.

(d)              Exhibits

    The following exhibits are being furnished herewith and this list shall constitute the exhibit index:

Exhibit Number	Description

3.2	Amended and Restated Bylaws of Anchor Bancorp, Inc.

10.1
Agreement, dated August 29, 2016, by and among, Anchor Bancorp, Anchor Bank, Stilwell Activist Fund, L.P., Stilwell Activist Investments, L.P., Stilwell Partners, L.P., Stilwell Value LLC and Joseph Stilwell.

99.1	Press Release dated September 1, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ANCHOR BANCORP

Date: September 1, 2016	By: /s/Jerald L. Shaw
Jerald L. Shaw
President and Chief Executive Officer